877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE OF APPROXIMATELY 1,544 BOE/D FROM THE LEE 16-21 #1H BAKKEN WELL

RIVERTON, Wyoming – November 16, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: USEG) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced the initial production rate from its Lee 16-21 #1H Bakken well and provided an operations update regarding its Williston Basin drilling program.

Williston Basin - Bakken Drilling Program

The Lee 16-21 #1H well, which is operated by Brigham Exploration Company (NASDAQ: BEXP) ("Brigham" or "BEXP"), flowed at an initial 24-hour production test rate of approximately 1,341 barrels of oil and 1.22 MMCF of natural gas per day or 1,544 BOE/D.  The well was completed with swell packers and 28 fracture stimulation stages. USE's initial working interest in this well is approximately 60% (~47% net revenue interest), and oil sales from this well are expected to commence immediately.  As with the previously completed BCD Farms 16-21 #1H well, gas sales will commence upon connection to a gathering system, which is estimated to take about 90-120 days.

The Strand 16-9 #1H well has been drilled to total measured depth of approximately 20,000 feet.  Upon completion of the drilling, a sleeve was run into the hole with 26 swell packers and completion initiatives will commence this week.  USE’s initial working interest in this well is approximately 40%.

Two additional wells (wells #5 and #6 of the previously announced Drilling Participation Agreement with Brigham) are currently drilling to depth.  The two wells are the Williston 25-36 #1H (~65% initial working interest) and the State 36-1 #1H (~28% initial working interest).  As with USEG’s other Brigham program wells, both the Williston and State wells are targeting the middle Bakken formation, and are planned to be drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal).  To date, the drilling of both the Williston and the State wells have progressed into the horizontal portion of the well bore and are advancing toward target depth.

Press Release
November 16, 2009

“With the successful completion of the Lee well, we have reached an average initial production rate of 1,810 BOE/D on our first three wells in the Williston Basin,” stated Keith Larsen, CEO of U.S. Energy Corp.  "We continue to make rapid progress with Brigham in the Rough Rider project area and fully expect that an additional three wells will be completed by year end," he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in oil and gas, molybdenum, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Note Regarding BOE

In this press release, BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf). Barrel of oil equivalent ("BOE") amounts may be misleading, particularly if used in isolation.  A BOE conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

Note:
Outstanding third party elections may result in a change to USEG’s working interest and net revenue interest on a well-by-well basis.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

Press Release
November 16, 2009

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells pursuant to the terms of the DPA, its ownership interests in those wells and the costs it expects to incur in drilling those wells.  There is no assurance that any of the wells USE drills under the terms of the DPA with Brigham will have results similar to those referenced in this press release or that any of the wells drilled with Brigham will be productive at all.  In addition, initial production rates may not be indicative of future or long-term production rates.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks including those described in the Company’s filings with the SEC, which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-218-2835
nhurst@equicomgroup.com